As filed with the Securities and Exchange Commission on January 27, 2009

Registration No. 333-_____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HARLEYSVILLE NATIONAL CORPORATION
(Exact Name of Registrant As Specified In Its Charter)

Pennsylvania	23-2210237
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)

483 Main Street	19438
Harleysville, Pennsylvania	(Zip Code)
(Address of principal executive offices)

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Willow Financial Bancorp, Inc. Amended and Restated 2002 Stock Option Plan
Willow Financial Bancorp, Inc. Amended and Restated 1999 Stock Option Plan
Chester Valley Bancorp, Inc. 1997 Stock Option Plan, as amended

(Full title of the plan)

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George S. Rapp
Chief Financial Officer and Treasurer
HARLEYSVILLE NATIONAL CORPORATION
483 Main Street
Harleysville, Pennsylvania 19438
(215) 256-8851

(Name, address, including zip code, and telephone number, including area code, of agent for service)

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     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [x]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common Stock $1.00 Par Value	557,000	$11.86	$6,606,020	$260.00

(1)	The securities to be registered are 557,000 shares authorized and reserved for issuance to former directors, officers and employees of Willow Financial Bancorp, Inc. Pursuant to Securities Act Rule 416(c), this registration statement also covers an indeterminate number of shares of common stock as may become issuable under the Plans by reason of the anti-dilution provisions of the Plans.

(2)	Estimated in accordance with Rule 457(c) and (h)(1) solely for the purpose of calculating the amount of the registration fee. The computation is based upon the average of the high and low sale prices of the common stock on January 22, 2009, as reported on the Nasdaq Global Market System.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

     As permitted by the rules of the Securities and Exchange Commission (the "Commission"), this registration statement omits the information in Item 1 of Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

     As permitted by the rules of the Commission, this registration statement omits the information in Item 2 of Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     Harleysville National Corporation has filed the following documents with the Commission, and they are incorporated by reference into this registration statement:

  Harleysville National Corporation's Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Commission on March 14, 2008;

  Harleysville National Corporation's Quarterly Report on From 10-Q for the quarter ended September 30, 2008, filed with the Commission on November 7, 2008;

  All other reports filed by Harleysville National Corporation pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the annual report on Form 10-K referred to above; and

  The description of Harleysville National Corporation's common stock contained in Harleysville National Corporation's Registration Statement No. 333-67201 on Form S-4, filed with the Commission on November 12, 1998 and amended November 20, 1998 and December 7, 1998, and Harleysville National Corporation's Report on Form 10-C filed with the Commission on March 1, 1996.

     All documents and reports subsequently filed by Harleysville National Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement, to the extent that a statement contained in this registration statement or any subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

     Harleysville National Corporation will provide, without charge, to each plan participant a copy of the documents incorporated by reference in Item 3 of Part II of this registration statement, upon written or oral request. Further, we will provide plan participants, without charge, upon written or oral request, other documents required to be delivered pursuant to Commission Rule 428(b). Written requests should be directed to:

     Harleysville National Corporation
     Attn: Corporate Secretary
     483 Main Street
     Harleysville, Pennsylvania 19438

     Telephone requests may be directed to Jo Ann M. Bynon, Corporate Secretary, telephone number (215) 256-8851.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Pennsylvania law provides that a Pennsylvania corporation, such as the registrant, may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in these capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless the action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of office as a director, and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     The bylaws of the registrant provide for (1) indemnification of directors, officers, employees and agents of the registrant and of its subsidiaries, and (2) the elimination of a director's liability for monetary damages, to the full extent permitted by Pennsylvania law.

     Directors and officers are also insured against certain liabilities by an insurance policy obtained by the registrant.

Item 7. Exemption From Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit No.	Exhibit
5.1	Opinion of Bybel Rutledge LLP
10.1	Willow Financial Bancorp, Inc.’s 2002 Amended and Restated Stock Option Plan is incorporated by reference to Exhibit 10.13 to the Current Report on Form 8-K of Willow Financial Bancorp, Inc. (CIK No. 0001163428), a predecessor by merger to the Registrant, as filed with the Securities and Exchange Commission on October 29, 2007.
10.2	Willow Financial Bancorp, Inc.’s 1999 Amended and Restated Stock Option Plan is incorporated by reference to Exhibit 10.12 to the Current Report on Form 8-K of Willow Financial Bancorp, Inc. (CIK No. 0001163428), a predecessor by merger to the Registrant, as filed with the Securities and Exchange Commission on October 29, 2007.
10.3	Amendment Number One to Chester Valley Bancorp, Inc.’s 1997 Stock Option Plan, is incorporated by reference to Exhibit 10.15 to the Current Report on Form 8-K of Willow Financial Bancorp, Inc. (CIK No. 0001163428), a predecessor by merger to the Registrant, as filed with the Securities and Exchange Commission on October 29, 2007.
23.1	Consent of Grant Thornton LLP
23.2	Consent of Bybel Rutledge LLP (included in Exhibit 5)

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant with the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Harleysville, Montgomery County, Commonwealth of Pennsylvania on January 27, 2009.

HARLEYSVILLE NATIONAL CORPORATION

/s/ Paul D. Geraghty
Paul D. Geraghty
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 27, 2009.

Name	Capacity

/s/ Paul D. Geraghty	President and Chief Executive Officer
Paul D. Geraghty	and Director (Principal Executive
Officer)

/s/ George S. Rapp	Chief Financial Officer and Treasurer
George S. Rapp	(Principal Financial and Accounting
Officer)

/s/ Walter E. Daller, Jr.	Chairman and Director
Walter E. Daller, Jr.

/s/ LeeAnn Bergey	Director
LeeAnn Bergey

/s/ Michael L. Browne	Director
Michael L. Browne

/s/ John J. Cunningham, III	Director
John J. Cunningham, III

/s/ Harold A. Herr	Director
Harold A. Herr

/s/ Thomas C. Leamer, Ph.D.	Director
Thomas C. Leamer, Ph.D.

/s/ James E. McErlane	Director
James E. McErlane

/s/ Stephanie S. Mitchell	Director
Stephanie S. Mitchell

/s/ A. Ross Myers	Director
A. Ross Myers

/s/ Brent L. Peters	Executive Vice President and Director
Brent L. Peters

/s/ Demetra M. Takes	Executive Vice President and Director
Demetra M. Takes

/s/ James A. Wimmer	Director
James A. Wimmer

Exhibit Index

Exhibit No.	Exhibit
5.1	Opinion of Bybel Rutledge LLP
10.1

Willow Financial Bancorp, Inc.’s 2002 Amended and Restated Stock Option Plan is incorporated by reference to Exhibit 10.13 to the Current Report on Form 8-K of Willow Financial Bancorp, Inc. (CIK No. 0001163428), a predecessor by merger to the Registrant, as filed with the Securities and Exchange Commission on October 29, 2007.

10.2

Willow Financial Bancorp, Inc.’s 1999 Amended and Restated Stock Option Plan is incorporated by reference to Exhibit 10.12 to the Current Report on Form 8-K of Willow Financial Bancorp, Inc. (CIK No. 0001163428), a predecessor by merger to the Registrant, as filed with the Securities and Exchange Commission on October 29, 2007.

10.3

Amendment Number One to Chester Valley Bancorp, Inc.’s 1997 Stock Option Plan, is incorporated by reference to Exhibit 10.15 to the Current Report on Form 8-K of Willow Financial Bancorp, Inc. (CIK No. 0001163428), a predecessor by merger to the Registrant, as filed with the Securities and Exchange Commission on October 29, 2007.

23.1	Consent of Grant Thornton LLP
23.2	Consent of Bybel Rutledge LLP (included in Exhibit 5)